Exhibit 99.1

November 1, 2017

Cypress Announces Proposed $130 Million Convertible Notes Offering

SAN JOSE, Calif.—(BUSINESS WIRE)— Cypress Semiconductor Corp. (“Cypress”) (NASDAQ: CY) today announced its intention to offer, subject to market conditions and other factors, $130.0 million aggregate principal amount of convertible senior notes due 2023 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Cypress also expects to grant the initial purchaser of the notes a 30-day option to purchase up to an additional $20.0 million aggregate principal amount of notes, solely to cover over-allotments, if any.

Concurrently with the offering of the notes, Cypress intends to enter into separate privately-negotiated agreements with certain holders of the outstanding 2.00% Senior Exchangeable Notes due 2020 (the “2020 Notes”) issued by Spansion LLC, a wholly-owned subsidiary of Cypress, to exchange their 2020 Notes for cash for the aggregate principal amount of such exchanged 2020 Notes (plus accrued and unpaid interest thereon) and shares of Cypress’ common stock (“common stock”). Cypress intends to use the net proceeds of this offering to pay the cash consideration of such exchange agreements and any remaining proceeds from the offering for general corporate purposes.

The notes will be senior, unsecured obligations of Cypress, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of common stock, or a combination thereof, at Cypress’ election. The interest rate, conversion rate and other terms of the notes are to be determined upon pricing of the offering.

The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

View source version on businesswire.com: http://www.businesswire.com/news/home/20171101005826/en/

Cypress PR

Samer Bahou, 408-232-4552

samer.bahou@cypress.com

Source: Cypress Semiconductor Corp.

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